Exhibit 10.6

EXECUTION VERSION

To:	Bristow Group Inc. 2103 City West Blvd., 4th Floor Houston, Texas 77042

From:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: +44(20)77736461

Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Telephone: +1 212 412 4000

Re:	Base Convertible Bond Hedge Transaction

Date:	December 13, 2017

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Bristow Group Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”). Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Base Indenture dated as of June 17, 2008 among Counterparty, the potential subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture to be dated as of December 18, 2017 among Counterparty, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “Supplemental Indenture,” and the Base Indenture as so supplemented, the “Indenture”), relating to USD125,000,000 principal amount of Counterparty’s 4.50% convertible senior notes due 2023 (the “Convertible Notes”) (as increased by up to an aggregate principal amount of USD18,750,000 of Convertible Notes if and to the extent that the Underwriters (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. References herein to sections of the Supplemental Indenture are based on the draft of the Supplemental Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Supplemental Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Supplemental Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Base Indenture or Supplemental Indenture herein are references to the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date hereof and on the date of its execution, respectively, and if either the Base Indenture or the Supplemental Indenture is amended following its execution (other than any amendment pursuant to (x) Section 6.01(i) of the Supplemental Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the prospectus supplement and issuer free writing prospectus related to the offering of the Convertible Notes or (y) Section 8.06(a) of the Supplemental Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 2), any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to Early Unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(j).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement, as published by ISDA, as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the elections that (a) the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of Dealer or Dealer’s ultimate parent as of the Trade Date, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, and (d) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 13, 2017

Effective Date:	December 18, 2017, subject to Section 8(j).

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “BRS”).

Number of Options:	The number of Convertible Notes in denominations of USD1,000 principal amount constituting “Firm Securities” issued by Counterparty on the closing date for the initial issuance of the Convertible Notes. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 8.03 or Section 8.04(h) of the Supplemental Indenture) as of such date.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Applicable Percentage:	25%

Premium:	USD8,781,250.

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes (such Convertible Notes, each in denominations of USD1,000 principal amount, the “Relevant Convertible Notes” for such Conversion Date).

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder, the Scheduled Trading Day immediately preceding the first Scheduled Trading Day of the relevant “Observation Period” (as defined in the Indenture), subject to “Notice of Exercise” below; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the period starting on the 44th Scheduled Trading Day immediately preceding the Maturity Date and ending on, and including, the second Scheduled Trading Day immediately preceding the Maturity Date (the “Final Conversion Period”), the Notice Deadline shall be the Scheduled Trading Day immediately preceding the Maturity Date; provided further that notwithstanding anything to the contrary herein or in the Equity Definitions, any Notice of Exercise and the related exercise of the related Options shall be effective if given after the relevant Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Exchange Business Day following the Notice Deadline and, in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this proviso, the Calculation Agent shall have the right to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options hereunder, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Notice Deadline in respect of such exercise (i) of the number of Options being exercised on such Exercise Date and, if applicable, whether such exercise relates to the conversion of Convertible Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate set forth in Section 8.03 of the Supplemental Indenture, (ii) of the scheduled settlement date under the Indenture for the Relevant Convertible Notes for the related Conversion Date, (iii) whether such Relevant Convertible Notes will be settled by Counterparty by delivery of cash, Shares or a combination of cash and

Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture), and (iv) of the first Scheduled Trading Day of the Observation Period, if any, for such Relevant Convertible Notes; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the Final Conversion Period, the content of such notice shall be as set forth in clause (i) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

Notice of Convertible Note Settlement Method:	Unless Counterparty shall have notified Dealer in writing before 5:00 P.M. (New York City time) on the Scheduled Trading Day immediately prior to the 82nd Scheduled Trading Day preceding the Maturity Date (i) of the irrevocable election by Counterparty, in accordance with Section 8.02(a) of the Supplemental Indenture, of the settlement method and, if applicable, the Specified Dollar Amount applicable to Relevant Convertible Notes with a Conversion Date occurring during the Final Conversion Period or (ii) that an election with respect to the settlement method and, if applicable, Specified Dollar Amount that Counterparty has made, or is deemed to have made, in accordance with Section 8.02(a) of the Supplemental Indenture at or prior to the delivery of such notice to Dealer will apply to all Relevant Convertible Notes with a Conversion Date occurring during the Final Conversion Period, then, in either case, Counterparty shall be deemed to have notified Dealer of combination settlement with a Specified Dollar Amount of USD1,000 for all conversions occurring during the Final Conversion Period. Counterparty agrees that it shall settle any Relevant Convertible Notes with a Conversion Date occurring during the Final Conversion Period in the same manner as provided in the Notice of Convertible Note Settlement Method it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attn: Raj Imteaz
Telephone: (+1) 212-526-1426
Facsimile: (+1) 917-522-0595

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the cash, Shares or combination of cash and Shares to be delivered in respect of the Relevant Convertible Notes for the Conversion Date occurring on such Exercise Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant Observation Period, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time, and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date an amount of cash, a number of Shares or a combination of an amount of cash and a number of Shares determined in accordance with “Convertible Note Settlement Method” below (rounded down to the nearest whole number), and cash in lieu of fractional shares, if any, resulting from such rounding (such cash, Shares or combination of cash and Shares, collectively, the “Convertible Obligation”) multiplied by the Applicable Percentage; provided that the Convertible Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Section 8.03 or Section 8.04(h) of the Supplemental Indenture and any interest payment that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Notes for such Conversion Date. For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture) for each of the “Trading Days” (as defined in the Indenture) occurring in the relevant Observation Period (determined as if Counterparty had elected Cash Settlement or Combination Settlement, each as defined in the Indenture) is less than or equal to USD25, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date. Notwithstanding the foregoing, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Applicable Percentage multiplied by the Convertible Obligation

(with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Notes instead of the Convertible Note Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the Applicable Limit Price on the settlement date for the Relevant Convertible Notes).

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page “BRS <equity>” (or any successor thereto)

Convertible Note Settlement Method:	For any Relevant Convertible Notes, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Note Settlement Method, as the case may be) that it has elected, or is deemed to have elected, to satisfy its conversion obligation in respect of such Relevant Convertible Note in cash or in a combination of cash and Shares in accordance with Section 8.02(a) of the Supplemental Indenture (a “Cash Election”) with a Specified Dollar Amount of at least USD1,000, the Convertible Note Settlement Method shall be the settlement method actually so elected, or deemed to have been elected, by Counterparty in respect of such Relevant Convertible Notes and Dealer shall deliver the Applicable Percentage of the aggregate amount of cash in excess of USD1,000 per Relevant Convertible Note and the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holders of the Relevant Convertible Note; otherwise, (i) the Convertible Note Settlement Method shall assume Counterparty made a Cash Election with respect to such Relevant Convertible Notes with a Specified Dollar Amount of USD1,000 per Relevant Convertible Note and (ii) the Delivery Obligation shall be calculated as if the relevant Observation Period (as defined in the Indenture) pursuant to Section 8.02(a) of the Supplemental Indenture consisted of 80 Trading Days commencing on (x) the second Scheduled Trading Day after the Conversion Date for conversions occurring prior to the 84th Scheduled Trading Day preceding the Maturity Date or (y) the 81st Scheduled Trading Day prior to the Maturity Date for conversions occurring on or after the 84th Scheduled Trading Day preceding the Maturity Date, and any reference herein to the Observation Period in respect of such Relevant Convertible Notes shall be deemed to refer to such extended Observation Period.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Observation Period (or extended Observation Period under “Convertible Note Settlement Method”, as applicable), Counterparty shall give Dealer notice of the final number of Shares and/or amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Buyer is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 8.04(a), (b), (c), (d), (e) and (m) of the Supplemental Indenture (an “Adjustment Event”), the Calculation Agent, acting in good faith and commercially reasonably, shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement, composition of the “Shares” hereunder and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that, notwithstanding the foregoing, if the Calculation Agent acting in good faith and in a commercially reasonably manner disagrees with any adjustment pursuant to the terms of the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 8.04(m) of the Supplemental Indenture or any supplemental indenture entered into pursuant to Section 8.06(a) of the Supplemental Indenture or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the composition of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction (which variable, for the avoidance of doubt, is based on, and takes into account, the adjustment formulas and other provisions of the Supplemental Indenture related to such adjustment) in a commercially reasonable manner taking into account the relevant provisions of the Supplemental Indenture. Reasonably promptly following the occurrence of any Adjustment Event Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Relevant Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 8.06(a) of the Supplemental Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent, acting in good faith and commercially reasonably, shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement, composition of the “Shares” hereunder and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in Section 8.03 or Section 8.04(h) of the Supplemental Indenture; provided further that if (i) the consideration for the Shares includes (or, at the option of a holder of the Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the counterparty to the Transaction following such Merger Event will not be a corporation or will not be the Issuer following such Merger Event, then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s commercially reasonable election.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant effective date of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election or, if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by holders of Shares and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Positions” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

4. Account Details: Dealer Payment Instructions: Bank: Barclays Bank plc NY ABA# 026 00 2574 BIC: BARCUS33 Acct: 50038524 Beneficiary: BARCGB33 Counterparty Payment Instructions:

Bank:	Wells Fargo Bank
SWIFT:	WFBIUS6S
ABA:	121000248
Acct Name:	Bristow Group Inc.
Acct Number:	4000073916

5. Offices:

The Office of Dealer for the Transaction is:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	Bristow Group Inc.
Attn:	Geoffrey L. Carpenter
Telephone:	(713) 430-7717
Facsimile:	(713) 267-7620

With a copy to:

Attn:	General Counsel
Facsimile:	(713) 267-7670

(b) Address for notices or communications to Dealer:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Raj Imteaz

Telephone:   (+1) 212-526-1426

Facsimile:     (+1) 917-522-0595

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date and the Premium Payment Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the Trade Date and the Premium Payment Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv) Counterparty is not entering into the Transaction in anticipation of, in connection with, or to facilitate, a self-tender offer or a third-party tender offer, in each case, in violation of the Exchange Act.

(v) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization, as applicable.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Underwriting Agreement dated as of December 13, 2017 between Counterparty and Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters party thereto (the “Underwriting Agreement”), are true and correct as of the Trade Date and the Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x) Assuming compliance by Dealer and its affiliates with the covenant set forth in Section 8(t), no provision in the Restated Certificate of Incorporation of Counterparty or the Amended and Restated By-laws of Counterparty (each, as amended from time to time) applicable to the Shares, and no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares, would give rise to any reporting, consent, registration, or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer one or more opinions of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Sections 3(a)(i), (ii), (iii) and (iv) of the Agreement; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(f) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 7(a)(i) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(b) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(b) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements for private placements of equity securities of similar size, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page BRS <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This Section 8(b) shall survive the termination, expiration or Early Unwind of the Transaction.

(c) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(c) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(d) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 4.01 of the Supplemental Indenture or Section 6.01 of the “Original Indenture” (as such term is defined in the Supplemental Indenture) that results in the Convertible Notes becoming or being declared due and payable pursuant to the terms of the Supplemental Indenture or (ii) a Repurchase Event, shall be an Additional Termination Event with respect to which, in the case of clause (i) of this Section 8(d), the Transaction is the sole Affected Transaction, and in the case of clause (ii) of this Section 8(d), the relevant Repayment Terminated Portion of the Transaction is the sole Affected Transaction, and in both cases, Counterparty is the sole Affected Party, and Dealer shall be the sole party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (which Early Termination Date shall be on or as promptly as commercially reasonably practicable after the occurrence of the related acceleration or Repurchase Event). On any Early Termination Date relating to any Repurchase Event, the Number of Options shall be reduced by the number of Repurchase Options in respect of such Repurchase Event.

“Repurchase Event” means that (i) any Convertible Notes are repurchased for any reason by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (iv) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

“Repurchase Terminated Portion” means, in respect of any Repurchase Event, a portion of the Transaction consisting of a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of Convertible Notes in denominations of USD1,000 that are subject to the relevant Repurchase Event (the “Repurchase Convertible Notes”) and (B) the Number of Options as of the date Dealer designates such Early Termination Date.

(e) Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation to reflect such postponement), if Dealer determines, in its good faith reasonable discretion based on advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner.

(f) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the relevant Conversion Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty or the Issuer, as applicable, continuing to be obligated to provide notices hereunder relating to the Convertible Notes and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above, (iv) payment by Counterparty of all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment, (v) Dealer not being obliged, as a result of such assignment, to pay the assignee on any payment date, an amount greater than Dealer would have been required to pay in the absence of such assignment and (vi) no Event of Default, Potential Event of Default or Termination Event occurring as a result of such assignment. In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose credit quality is equivalent to or better than Dealer’s or whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer (or Dealer’s ultimate parent entity, as applicable) generally for similar transactions by Dealer or Dealer’s ultimate parent entity. After a transfer or assignment by Dealer described in this paragraph, the transferee or assignee shall agree (1) Counterparty will not be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment; and (2) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount that, after taking into account amounts owed by the transferee or assignee to Counterparty and any taxes withheld under Section 2(d)(i)(4) of the Agreement, is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment. In addition, Dealer will not transfer or assign any of its rights or obligations under the Transaction to the extent such transfer or assignment causes a deemed exchange for Counterparty of the Transaction under Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”).

At any time at which (1) the Equity Percentage exceeds 8.5% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders or any organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer or any affiliate of Dealer subject to aggregation with Dealer under Section 13 of the Exchange Act and the rules promulgated thereunder or any “group”, as such term is used in such Section 13 and rules, of which Dealer or any such affiliate of Dealer is a member or may be deemed to be a member (collectively, “Dealer Group”) “beneficially own” (within the meaning of such Section 13 and such rules) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(h) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(i) No Netting or Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party under any other agreement between parties hereto, by operation of law or otherwise.

(j) Early Unwind. In the event the sale by Counterparty of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(k) Amendments to the Equity Definitions.

(i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may perform such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent, and solely to the extent, of any such performance.

(m) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n) Tax Representations and Forms.

(i) Dealer and Counterparty each represent and warrant that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Confirmation and the Transaction evidenced hereby.

(ii) For the purpose of Sections 4(a)(i) and (iii) of the Agreement, Dealer agrees to deliver to Counterparty one duly executed and completed United States Internal Revenue Service Form W-8ECI (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (A) reasonable request of Counterparty or (B) learning that any form previously provided has become obsolete or incorrect. Any transferee or assignee of Dealer pursuant to paragraph (g) of this Section 8 may provide the Internal Revenue Service Form applicable to it in lieu of Internal Revenue Service Form W-8ECI. For the purpose of Sections 4(a)(i) and (iii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (A) reasonable request of Dealer or (B) learning that any form previously provided has become obsolete or incorrect.

(iii) “Tax” as used in subsection (i) immediately above and Sections 5(b)(iii) and 5(b)(iv) of the Agreement, and “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected (A) on amounts treated as dividends from sources within the United States under Section 871(m) of the Code, or any current or future regulations thereunder or official interpretations thereof (a “Section 871(m) Withholding Tax”) or (B) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). If, at any time, a party (“X”) is required to remit an amount of tax in respect of any Section 871(m) Withholding Tax or FATCA Withholding Tax, then without duplication for any amount that X has deducted on account of such tax from any amount paid to the other party (“Y”) pursuant to the Transaction, the amount so required to be remitted shall be payable by Y to X within 10 business days of written demand by X. For the avoidance of doubt, each of a Section 871(m) Withholding Tax and a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(o) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(p) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(q) Submission to Jurisdiction and Governing Law. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof. THIS CONFIRMATION AND THE TRANSACTION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(r) Illegality. The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after any Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule, law or regulation.

(s) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(t) Voting of Hedge Shares. Dealer agrees that neither it nor any of its affiliates will vote any Hedge Shares.

(u) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(v) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction, (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAPs and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Daily VWAPs, each in a manner that may be adverse to Counterparty.

(w) Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(x) Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(y) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through the Agent.

(z) Bail-In Protocol. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the ISDA 2016 Bail-In Article 55 BRRD Protocol published by the International Swaps and Derivatives Association, Inc. on 14 July 2016 (the “Bail-In Protocol”) shall be deemed to be incorporated into and apply to the Agreement with effect from the date of this Confirmation as if references in those provisions to “Protocol Covered Agreement” as defined in the Bail-in Protocol were references to the Agreement, and on the basis that references to the “Implementation Date” in the Bail-in Protocol shall be deemed to be references to the date of this Confirmation.

(aa) Contractual Recognition of UK Stay in Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of paragraphs 1 to 4 (inclusive) of the UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by the International Swaps and Derivatives Association, Inc. on 3 May 2016, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be references to the date of this Confirmation.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BARCLAYS BANK PLC

By:	/s/ Syed Rajib Imteaz
Authorized Signatory
Name: Syed Rajib Imteaz
Managing Director

[Signature Page to Base Convertible Bond Hedge Confirmation]

Agreed and Accepted By:

BRISTOW GROUP INC.

By:	/s/ Geoffrey L. Carpenter
Name: Geoffrey L. Carpenter
Title: Vice President and Treasurer